Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT NAMES MICHAEL BOGDA AS PRESIDENT

—Talented Leader Brings Senior Level Operations, Global Experience—

Philadelphia, PA — December 5, 2014 — Lannett Company, Inc. (NYSE: LCI) today announced the appointment of Michael J. Bogda as president, effective December 1, 2014.  Arthur Bedrosian remains the company’s chief executive officer.

“Coming off the strongest two years in our company’s history, we sought out a highly talented executive to build upon Lannett’s growth and add expertise to our team,” said Bedrosian.  “To address our rapid growth, as well as our long-term succession planning efforts, we embarked upon a search for a high quality individual and we found one.  Michael has held senior level positions with some of the most respected companies in our industry.  He brings a global perspective, in addition to extensive operations, merger and acquisitions, and business integration experience.  We welcome Michael and look forward to his insights as we look to take our company to its next stage of growth and development.”

“Under Arthur’s extraordinary leadership, Lannett has grown into a force in the specialty pharmaceutical industry,” said Bogda.  “The company has made great progress in building a vertically integrated pain management business, formed strategic alliances and developed a deep pipeline focused on controlled substances.  I am enthusiastic and energized about the opportunities ahead, and look forward to working with Arthur and his team to continue to execute on Lannett’s strategic priorities.”

Bogda, 53, most recently served as Teva Pharmaceuticals’ executive vice president Americas Technical Operations, overseeing production, sourcing and supply chain, among other responsibilities.  Before that, he held a number of positions of increasing responsibility for Barr Pharmaceuticals, rising to president and chief operating officer of Barr Laboratories.  Previously, Bogda served as vice president operations for Copley Pharmaceuticals.  He earned a master of business administration degree from the University of Pennsylvania, the Wharton School, and a master of science degree in chemical engineering and a bachelor of science in chemical engineering degree from Rutgers University.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

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